Exhibit 99.1

News Release

International Paper Announces CEO Succession Plan

NEWS PROVIDED BY

International Paper

6 September, 2023, 5:00 p.m. ET

MEMPHIS, Tenn., September 6, 2023 /PRNewswire/ — International Paper (NYSE: IP) announced today that Chairman and CEO Mark Sutton has requested that the Board of Directors move forward with the next phase of the company’s CEO succession plan. This phase in the process will include a comprehensive evaluation of internal and external candidates for Sutton’s successor. Sutton will continue in his role as chairman and CEO until his successor is in place.

“I am confident that this is the right time to initiate this phase of our multi-year succession plan,” said Sutton. “Our experienced leadership team, refined business portfolio, ongoing execution of our transformation strategy and strong balance sheet position the company for our next leader to capitalize on significant opportunities for profitable growth. I look forward to working with our Board of Directors on this phase of the process. I will continue to lead the management team to ensure the company’s success and a seamless handoff to my successor.”

Lead Director Chris Connor added, “Mark has done an exceptional job creating a strategic platform to enable the company’s future performance and profitable growth. He has developed a strong senior leadership team and prepared the company for this important transition. The Board appreciates the leadership he has provided over his four decades of service and the significant contributions he has made leading the company as Chairman and CEO for nearly a decade. The Board, with the guidance of our Management Development and Compensation Committee, will seek to find the right leader who, like Mark, is grounded in the company’s core values and focused on creating value for our stakeholders.”

About International Paper

International Paper (NYSE: IP) is a global producer of planet-friendly packaging, pulp and other fiber-based products, and one of North America’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2022 were $21.2 billion. Additional information can be found by visiting internationalpaper.com.

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Contacts:

Media: Amy Simpson, 901-419-4964

Investors: Mark Nellessen, 901-419-1731 and Michele Vargas, 901-419-7287